Exhibit 99.1

Bank One Issuance Trust

Excess Spread Analysis

	Jul-04	Jun-04	May-04
Yield	14.78%	15.91%	15.88%
Less: Coupon	2.07%	1.96%	1.90%
Servicing Fee	1.50%	1.50%	1.50%
Net Credit Losses	5.16%	6.04%	5.97%
Excess Spread	6.05%	6.41%	6.51%

Three Month Average Excess Spread	6.32%	6.49%	6.51%

Delinquency:
30 to 59 days	1.14%	1.10%	1.09%
60 to 89 days	0.76%	0.74%	0.79%
90 + days	1.64%	1.68%	1.83%
Total	3.54%	3.52%	3.71%

Payment Rate	17.96%	18.85%	19.02%